WYLE LABORATORIES

         1993 ELIGIBLE DIRECTORS' STOCK OPTION PLAN

                      TABLE OF CONTENTS
                                                    PAGE NO.

1.   THE PLAN . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Purpose . . . . . . . . . . . . . . . . . . . .  1
     1.2  Administration. . . . . . . . . . . . . . . . .  1
     1.3  Shares Available for Options. . . . . . . . . .  2


2.   THE OPTIONS. . . . . . . . . . . . . . . . . . . . .  2
     2.1  Automatic Option Grants . . . . . . . . . . . .  2
     2.2  Payment of Exercise Price . . . . . . . . . . .  3
     2.3  Option Period . . . . . . . . . . . . . . . . .  3
     2.4  Limitations on Exercise and Vesting of
          Options . . . . . . . . . . . . . . . . . . . .  4

3.   OTHER PROVISIONS . . . . . . . . . . . . . . . . . .  4
     3.1  Rights of Participants and Beneficiaries. . . .  4
     3.2  No Transferability. . . . . . . . . . . . . . .  5
     3.3  Adjustments . . . . . . . . . . . . . . . . . .  5
     3.4  Acceleration of Options . . . . . . . . . . . .  6
     3.5  Compliance with Laws. . . . . . . . . . . . . .  6
     3.6  Plan Amendment, Shareholder Approval and
          Suspension. . . . . . . . . . . . . . . . . . .  6
     3.7  Privileges of Stock Ownership . . . . . . . . .  7
     3.8  Effective Date of Plan. . . . . . . . . . . . .  7
     3.9  Term of Plan. . . . . . . . . . . . . . . . . .  7
     3.10 Legal Issues. . . . . . . . . . . . . . . . . .  7

4.   DEFINITIONS. . . . . . . . . . . . . . . . . . . . .  8
     4.1  Definitions . . . . . . . . . . . . . . . . . .  8

                      WYLE LABORATORIES
         1993 ELIGIBLE DIRECTORS' STOCK OPTION PLAN




1.   THE PLAN

     1.1  Purpose.

          The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Options to attract, motivate and retain experienced and knowledgeable Eligible Directors. Capitalized terms are defined in Article 4.

     1.2  Administration.

          (a)  Board Authority and Powers; Interpretation.
This Plan shall be, to the maximum extent possible, self-effectuating. This Plan shall be interpreted and, to the extent any determinations are required hereunder, shall be administered by the Board. Subject to the express provisions of this Plan, the Board shall have the authority to construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation and Participants under this Plan.

          (b) Binding Determinations. Any action taken by, or inaction of, the Corporation or the Board relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Corporation shall be liable for any such action or inaction, except in circumstances involving such person's bad faith.

          (c)  Reliance on Experts.   In making any
determination or in taking or not taking any action under this Plan, the Board may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

          (d)  Delegation.  The Board may delegate
ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation.

     1.3  Shares Available for Options.

          Subject to the provisions of Section 3.3, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares.

          (a) Number of Shares. The maximum number of shares of Common Stock that may be delivered pursuant to Options granted to Eligible Directors under this Plan shall not exceed 125,000 shares, subject to adjustments contemplated by Section 3.3.

          (b) Reserves for Options. Shares subject to outstanding Options shall be reserved for issuance. If any Option to acquire shares of Common Stock under an Option shall expire or be cancelled or terminated without having been exercised in full, the undelivered shares subject thereto shall again be available for purposes of this Plan.

2.   THE OPTIONS

     2.1 Automatic Option Grants. Subject to adjustments contemplated by Section 3.3,

          (a) Option Grants. Subject to the limitation under Section 2.1(g), on October 1 in each calendar year during the term of this Plan, commencing in 1993, there shall be granted automatically (without any action by the Board) an Option (the Option Date of which shall be such date in October) to each person who is then an Eligible
Director to purchase 5,000 shares of Common Stock.

          (b) Maximum Number of Shares. Any annual grant under Section 2.1(a) that would otherwise exceed the maximum number of shares under Section 1.3(a) shall be prorated within such limitation among the number of Eligible
Directors entitled thereto.

          (c) Option Price. The purchase price per share of the Common Stock covered by each Option granted pursuant to this Section 2.1 shall be 100 percent of the Fair Market
Value of the Common Stock on the Option Date.

          (d)  Option Period and Exercisability.  Each
Option granted under this Plan shall become exercisable in installments at the rate of 33-1/3% of the shares initially underlying such Option on the first anniversary of the Option Date and an additional 33-1/3% of such shares on each of the next two anniversaries thereof.

          (e)  Effect of Termination of Service.  If a
Participant dies while serving as a director or retires from service as a director in accordance with the Company's mandatory retirement policy then in effect for outside directors, any Option granted pursuant to this Plan then held by such Participant shall immediately become and shall remain fully exercisable for 36 months after the date of such termination or until the expiration of the stated term of such Option, whichever first occurs, and shall then terminate. If a Participant's services as a member of the Board terminate for any other reason, then any portion of an Option granted pursuant to this Plan which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for 36 months after the date of such termination or until the expiration of the stated term, whichever first occurs, and shall then terminate.

          (f) Nonqualified Options. Each Option granted under this Plan is intended to be a nonqualified stock option (i.e., not an "incentive stock option") under the Code and shall be so designated.

          (g)  Director Share Limit.  Notwithstanding
anything else contained herein, an Eligible Director shall not receive Options to purchase more than 10,000 shares under this Plan; provided, however, that the maximum number of shares may be subject to adjustments in accordance with
Section 3.3.

     2.2  Payment of Exercise Price.

          The exercise price of any Option granted under this Plan shall be paid in full at the time of each exercise
(i) in cash or by check, (ii) in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, (iii) partly in such shares and partly in cash, or (iv) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of the sale proceeds necessary to pay the exercise price; provided that the Corporation shall not be obligated to deliver certificates for the shares unless and until it receives full payment of the exercise price therefor. Any shares used in payment of the exercise price must have been owned by the Participant at least six months prior to the date of exercise.

     2.3  Option Period.

          Each Option granted under this Plan and all rights or obligations thereunder shall expire ten (10) years after the Option Date and shall be subject to earlier termination as provided herein.

     2.4  Limitations on Exercise and Vesting of Options.

          (a)  Provisions for Exercise.

          No Option shall be exercisable or shall vest until at least six (6) months after the initial Option Date, and once exercisable an Option shall remain exercisable until the expiration or earlier termination of the Option.

          (b) Procedure. Any exercisable Option shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with the required payment of the exercise price.

          (c) Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded, but may be accumulated. No fewer than 100 shares may be purchased on exercise of any Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

3.   OTHER PROVISIONS.

     3.1  Rights of Participants and Beneficiaries.

          (a) No Service Commitment. Nothing contained in this Plan (or in any other documents related to this Plan or to any Option) shall confer upon any Participant any right to continue to serve as a director of the Corporation nor shall interfere in any way with the right of the Corporation to change a director's compensation or other benefits or to terminate the director's service as a director, with or without cause. Nothing contained in this Plan or any document related hereto shall influence the construction or interpretation of the Corporation's Articles of Incorporation or Bylaws regarding service on the Board or adversely affect any independent contractual right of any Eligible Director without his or her consent thereto.

          (b) Plan Not Funded. Options payable under this Plan shall be payable in shares and no special or separate reserve, fund or deposit shall be made to assure payment of such Options. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Corporation by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and any Participant, Beneficiary or other person.

     3.2 No Transferability. Options may be exercised only by the Participant and shares issuable pursuant to an Option shall be paid only to the Participant or, to the extent permitted by applicable law and Rule 16b-3, to a third party pursuant to such conditions and procedures as the Corporation may establish. Notwithstanding the preceding sentence, in the event that a Participant has suffered a Disability or has died, an Option may be exercised by the Participant's Personal Representative or Beneficiary, respectively. Other than by will or the laws of descent and distribution or pursuant to an express exception (by rule or official interpretation) to transfer restrictions under Rule 16b-3, no Option nor any right or benefit under this Plan, including, without limitation, any Option that has not vested, shall be transferable by the Participant. The designation of a Beneficiary hereunder shall not constitute a transfer for these purposes.

     3.3  Adjustments.

          If there shall occur any extraordinary
distribution in respect of the Common Stock (whether in the form of Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the Common Stock, or a sale of substantially all of the assets of the Corporation as an entirety, then the Board shall, in such manner and to such extent (if any) as may be appropriate and equitable (1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Options (including the specific maxima and numbers of shares set forth elsewhere in this Plan), (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options and the vesting provisions of the Options, (c) the grant, purchase, or exercise price of any or all outstanding Options, (d) the securities, cash or other property deliverable upon exercise of any outstanding Options, or (2) in the case of an extraordinary distribution, merger, reorganization, consolidation, combination, sale of assets, split-up, exchange, or spin-off, make provision for a substitution or exchange of any or all outstanding Options or for a change in the securities, cash or property deliverable upon exercise of outstanding Options based upon the distribution or consideration payable to holders of the Common Stock of the Corporation upon or in respect of such event; provided, however, that (i) such adjustment and the Board's actions in respect thereof are based on objective criteria and (ii) such adjustment (to the extent consistent with Section 3.10(c)) is consistent with adjustments to comparable Options (if any) held by persons other than directors of the Corporation.

     3.4  Acceleration of Options.

          Upon the occurrence of an Event, each Option granted under Section 2.1 shall become immediately exercisable in full; provided, however, that none of the Options granted under Section 2.1 shall be accelerated to a date less than six months after the Option Date of such Option. To the extent that any Option granted under this Plan is not exercised prior to (i) a dissolution of the Corporation or (ii) a merger or other corporate event that the Corporation does not survive, and no provision is (or consistent with the provisions of Section 3.3 can be) made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.

     3.5  Compliance with Laws.

          This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of shares of Common Stock, and/or of other securities or property pursuant to Section 3.3, under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal tax and securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure such compliance.

     3.6  Plan Amendment, Shareholder Approval and
Suspension.

          (a) Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Options may be granted during any suspension of this Plan or after termination of this Plan, but the Board shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan.

          (b) Shareholder Approval. To the extent required by law or the provisions of Rule 16b-3, any amendment to this Plan or any then outstanding Option shall be subject to shareholder approval.

          (c)  Limitations on Amendments to Plan and
Options. The provisions of this Plan shall not be amended more than once every six months (other than as may be necessary to conform to any applicable changes in the Code or the rules thereunder), unless such amendment would be consistent with the provisions of Rule 16b-3(c)(2)(ii)(or any successor provision). No amendment, suspension or termination of this Plan or change of or affecting any outstanding Option shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change.
Changes contemplated by Section 3.3 shall not be deemed to constitute changes or amendments for purposes of this
Section 3.6.

     3.7  Privileges of Stock Ownership.

          Except as otherwise expressly authorized by this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock subject to an Option granted under this Plan prior to the satisfaction of all conditions to the valid exercise of the Option. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

     3.8  Effective Date of Plan.

          This Plan shall be effective upon its approval by the Board, subject to shareholder approval within twelve
(12) months thereafter.

     3.9  Term of Plan.

          This Plan shall terminate at the close of business on October 1, 1998, and no Option shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.

     3.10 Legal Issues.

          (a) Choice of Law. This Plan, the Options, all documents evidencing Options and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

          (b) Severability. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c) Plan Construction. It is the intent of the Corporation that this Plan and Options hereunder satisfy and be interpreted in a manner that in the case of persons who are or may be subject to Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed void.

          (d)  Non-Exclusivity of Plan.  Nothing in this
Plan shall limit or be deemed to limit the authority of the Board to grant awards or authorize any other compensation under any other plan or authority.

4.   DEFINITIONS

     4.1  Definitions.

          (a) "Beneficiary" shall mean the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified in the Option
Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

          (b) "Board" shall mean the Board of Directors of the Corporation or, with respect to administrative matters
(as distinguished from Plan amendments, suspension, or termination), any duly authorized Committee of members of the Board designated to administer this Plan.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (d) "Commission" shall mean the Securities and Exchange Commission.

          (e) "Common Stock" shall mean the Common Stock of the Corporation and such other securities or property as may become the subject of Options, or become subject to Options, pursuant to an adjustment made under Section 3.3 of this Plan.

          (f)  "Company" shall mean, collectively, the
Corporation and its Subsidiaries.

          (g)  "Corporation" shall mean Wyle Laboratories, a
California corporation, and its successors.

          (h) "Disability" shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code.

          (i) "Eligible Director" shall mean a member of the Board of Directors of the Corporation who is not an officer or employee of the Corporation or any Subsidiary at the time of the grant of the Option.

          (j)  "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.

          (k)  "Event" shall mean any of the following:

               (1)  Approval by the shareholders of the
     Corporation of the dissolution or liquidation of the Corporation; or

               (2)  Approval by the shareholders of the
     Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former shareholders of the Corporation (excluding from the term "former shareholders" a shareholder who is, or as a result of the transaction in question becomes, an "affiliate," as that term is used in the Exchange Act and the rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or

               (3)  Approval by the shareholders of the
     Corporation of the sale of substantially all of the Corporation's business and/or assets to a person or entity which is not a Subsidiary; or

               (4)  A Change in Control.  A "Change in
     Control" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 35% or more of the combined voting power of the Corporation's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period.

          (l)  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended from time to time.

          (m) "Fair Market Value" shall mean the closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in the Western Edition of The Wall Street Journal, or, if there is no trading of the Common Stock on the date in question, then the closing price of the Common Stock so reported on the next preceding date on which there was trading in the Common Stock.

          (n)  "Option" shall mean an option to purchase
Common Stock authorized and granted under this Plan, and related rights.

          (o)  "Option Agreement" shall mean a written
agreement setting forth the terms of an Option in substantially the form as Exhibit A attached hereto, completed in the manner required by this Plan and executed on behalf of the Corporation by an executive officer of the Corporation.

          (p) "Option Date" shall mean the applicable date set forth in Article 2.

          (q) "Participant" shall mean an Eligible Director who has been granted an Option under the provisions of this Plan.

          (r) "Personal Representative" shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (s)  "Plan" shall mean this 1993 Eligible
Directors' Stock Option Plan.

          (t)  "Rule 16b-3" shall mean Rule 16b-3 as
promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

          (u) "Subsidiary" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

                          EXHIBIT A

                        WYLE LABORATORIES

                        ELIGIBLE DIRECTOR

              NON-QUALIFIED STOCK OPTION AGREEMENT



          THIS AGREEMENT dated as of the _____ day of _____________, 19__, between Wyle Laboratories, a California corporation (the "Corporation"), and ________________ (the
"Director").

                     W I T N E S S E T H

          WHEREAS, the Corporation has adopted the Wyle
Laboratories 1993 Eligible Directors' Stock Option Plan (the
"Plan").

          WHEREAS, pursuant to Section 2.1 of the Plan, the Corporation has granted an option (the "Option") to the Director upon the terms and conditions evidenced hereby, as required by the Plan, which Option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

          NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Corporation and the Director agree to the terms and conditions set forth herein as required by the terms of the Plan.

          1. Option Grant. This Agreement evidences the grant to the Director, as of October 1, 199_ (the "Option
Date"), of an Option to purchase an aggregate of [5,000] shares of Common Stock under Section 2.1 of the Plan, subject to the terms and conditions of and to adjustments provided in or pursuant to the Plan.

          2.   Exercise Price.  The Option entitles the
Director to purchase all or any part of the Option shares at a price per share of $________, which represents the Fair
Market Value of the shares on the Option Date.

          3.   Option Term.  The Option shall terminate
____________, 19___, unless earlier terminated in accordance with the terms of the Plan.

          4. Exercisability of Option. Except as earlier permitted by or pursuant to Section 3.4 of the Plan, the Option shall become exercisable in installments at the rate of 33-1/3% of the aggregate number of shares set forth in
Section 1 hereof (subject to adjustment) on and after the first anniversary of the Option Date and as to an additional 33-1/3% of such aggregate number of shares (subject to adjustment) on each of the second and third anniversaries of the Option Date.

          5. Service. The Director agrees to serve as a director in accordance with the provisions of the Corporation's Articles of Incorporation, Bylaws and applicable law.

          6. General Terms. The Option and this Agreement are subject to, and the Corporation and the Director agree to be bound by, the provisions of the Plan. Such provisions are incorporated herein by this reference. The Director acknowledges receiving a copy of the Plan and reading its applicable provisions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              WYLE LABORATORIES
                              (a California corporation)


                              By ___________________________

                              Title ________________________


                              DIRECTOR


                              _____________________________
                                        (Signature)


                              _____________________________
                                        (Print Name)


                              _____________________________
                                        (Address)


                              _____________________________
                                 (City, State, Zip Code)